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                                                                    Exhibit 10.8


                             [TUCKER LETTERHEAD]

                                    [DATE]

Mr. William M. Karnes
[ADDRESS]


                 Re:  Additional Severance Benefit
                      ----------------------------

Dear Mr. Karnes:

         As you know, the board of directors of Tucker Properties Corporation (the "Company") (and to the extent applicable, Bradley Real Estate, Inc. ("Bradley")) has approved an additional severance benefit that will be provided to you in the event your employment with the Company is terminated under circumstances that entitle you to termination benefits under the terms of your employment agreement with the Company dated as of August 11, 1994 (the "Employment Agreement). The following benefits will be provided only if your employment with the Company and its affiliates is terminated during the Transition Period. For purposes of this Agreement, the "Transition Period" is the period commencing as of the date of this Agreement and ending on the later of (i) the date which is six months after the merger of the Company with and into Bradley (the "Merger"), or (ii) December 31, 1996. If the Merger does not occur prior to July 1, 1996, the Transition Period will expire on December 31, 1996.

         Specifically, if your employment is terminated during the Transition Period and under circumstances that entitle you to termination benefits under the terms of the Employment Agreement, then, for the first 12 months following your termination of employment, you and your dependents will be provided with medical coverage at the expense of the Company (or, after the Merger, Bradley); provided, however, that the Company (or, after the Merger, Bradley) will only be required to provide such coverage to the extent that the cost to the Company (or, after the Merger, Bradley) of such coverage is not more than 200% of the premium incurred by the Company (or, after the Merger, Bradley) for medical coverage for you and your dependents immediately prior to your termination of employment (the "Maximum Coverage Cost"). The coverage to be provided to you pursuant to the foregoing provisions of this Agreement shall be the coverage that is provided from time to time to similarly situated active employees of the Company or, if no such coverage is provided, such coverage as can be purchased from an insurance company that is comparable to the medical coverage last provided to similarly situated active employees of the Company. If, in any event, the cost of the post-termination coverage exceeds the Maximum Coverage Cost, the Company (or, after the Merger, Bradley) shall be required to





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contribute to the cost of such coverage an amount equal to the Maximum Coverage
Cost.

         The medical coverage provided pursuant to this Agreement will terminate, subject to any rights you and your dependents have to continue the coverage under applicable law, if, during the 12-month continuation period, you become covered under another employer's group medical plan without application of any pre-existing condition limitations or other limitations on coverage. This coverage is in addition to any coverage to which you may be entitled under applicable laws relating to continuation of medical coverage.

         In consideration for the benefits described above, you voluntarily agree to release the Company and Bradley (and their respective affiliates and subsidiaries, successors and assigns, and the current and former officers, directors, shareholders, employees and agents of the foregoing) generally from all claims, demands and liabilities of every name and nature in connection with your employment and resignation or termination from the Company or Bradley, as applicable, whether arising in contract, tort, equity or otherwise (including any express or implied contract or obligation of good faith or fair dealing or any theory of wrongful termination) or under any discrimination statute including without limitation, the Age Discrimination in Employment Act. This Agreement also covers any claims that you may have for attorneys' fees. Notwithstanding the foregoing, you shall continue to be entitled to indemnification for your actions as an employee or officer of the Company (or, after the Merger, Bradley) for periods prior to your termination of employment in accordance with the Company's (or, after the Merger, Bradley's) corporate charter and by- laws and shall continue to be covered for periods prior to your termination of employment under the Company's (or Bradley's) corporate indemnification policies.

         This Agreement is a legally binding document and your signature will commit you to its terms. The Company encourages you to obtain legal advice before you sign it. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you voluntarily enter into this Agreement.

         You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it. If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. The Company acknowledges that for a period of seven (7) days from the date you sign this Agreement, you have




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the right to revoke this Agreement by written notice to the Company.  This
Agreement shall not become effective until the expiration of the enforcement period.

         Please indicate your agreement with the foregoing by signing and dating a copy of this letter and returning it to me by ________________, 1995.

                                                     Sincerely yours,


                                                     _____________________

Agreed to by:

________________________
    William M. Karnes

Date:___________________

Consented to by:

Bradley Real Estate, Inc.

By________________________
Its_______________________




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